Sub-Item 77K: Changes in registrants certifying accountants
On December 16, 2009, the Board of Trustees of the Access One Trust (the Trust), upon the recommendation of the Audit Committee of the Board of Trustees (the Audit Committee), determined not to retain Ernst & Young LLP (E&Y) and approved a change of the Trusts independent registered public accounting firm to KPMG LLP (KPMG) for the Access Flex High Yield Fund and the Access Flex
Bear High Yield Fund (the public Access One Funds) of the Trust for the fiscal year ending October 31, 2010. KPMG has confirmed to the Audit Committee that they are independent with respect to the public Access One Funds. For the fiscal years ended October 31, 2009 and October 31, 2008, and during the interim period commencing November 1, 2009 and ended December 24, 2009 (the date of E&Ys audit opinion on the October 31, 2009 financial statements), E&Y served as the Trusts independent auditor with respect to the public Access One Funds. For the fiscal years ended October 31, 2009 and October 31, 2008, E&Ys audit reports concerning the public Access One Funds contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal years ended October 31, 2009 and October 31, 2008, and through December 24, 2009, there were no disagreements between the public Access One Funds and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the disagreements in its reports on the financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the public Access One
Funds fiscal years ended October 31, 2009 and October 31, 2008, and the interim period ended December 24, 2009, neither the Registrant nor anyone on its behalf consulted KPMG concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)
(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested E&Y to furnish it with a letter addressed to the Securities and Exchange Commission stating whether E&Y agrees with the statements contained above. A copy of the letter from E&Y to the Securities and Exchange Commission is filed as an exhibit hereto.